EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is made effective as of June 1, 1996 between COVOL Technologies, Inc., a Delaware corporation (the "Company) and Brent M. Cook (the "Executive").

WHEREAS, the Executive is leaving employment with PacifiCorp to become employed by the Company as its Executive Vice President and Chief Financial Officer effective June 1, 1996; and

WHEREAS, the Company and the Executive wish to record their agreement with respect to the employment of Executive by Company, including the incentives which the Company will provide to the Executive to induce him to accept such employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and with knowledge that each party hereto intends to rely hereon, the Company and the Executive agree as follows:

         1.Base Salary. During the first twelve months of this Agreement, the Executive's regular salary, before all customary and proper payroll deductions, shall be $6,667.00 per month payable bi-weekly. During the second twelve months of this Agreement, the Executive's regular salary, before all customary and proper payroll deductions, shall be $8,334.00 per month payable bi-weekly. During the last twelve months of this Agreement, the Executive's regular salary, before all customary and proper payroll deductions, shall be $9,167.00 per month payable bi-weekly.




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         2. General Bonuses  and  Benefits. The Executive  shall be  entitled to participate in and receive the benefits bonus plans and other benefit plans generally available to other Company employees.

         3. Expense Reimbursement. The Executive shall be entitled to prompt reimbursement for reasonable expenses incurred by the Executive in performing services for the Company.

         4. Grant of Options. The Company shall grant to the Executive, in accordance with the terms of the Stock Option Agreement attached hereto as Exhibit A, the right and option to purchase all or any part of 100,000 shares of the Company's Common Stock at a purchase price of $1.50. Alternatively, upon mutual agreement of the Company and the Executive, the Company shall pay to the Executive, in lieu of the grant of stock options, a sum equal to the market price of 100,000 shares of the Company's Common Stock on June 1, 1996, less $150,000.00.

         5. Medical Insurance. The Company shall pay the premium for and provide medical insurance benefits for the Executive and his family which are comparable to the medical insurance benefits Executive received from PacifiCorp. Said medical insurance shall be provided with no lapse in coverage between the time Executive's medical insurance benefits from PacifiCorp terminate and the time Executive's medical insurance benefits from the Company begin.

         6. Personal Time Off.  The Executive  shall be entitled to at least six
(6) weeks paid personal time off each year. Personal time off may be carried over from year to year. At the end of the term of this Agreement, the Executive shall be entitled to be paid for the prorated portion of the accrued salary attributable to unused personal time off.

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          7. Leave of Absence.  The Executive shall be  provided a paid leave of absence for the purpose of serving as an organ donor for his brother.

          8. Automobile Expense. The Company will provide the Executive with a monthly auto allowance. This allowance is to compensate the Executive for the use of his personal automobile for travel related to the business of the Company.

          9. Death. If the Executive dies during the term of this Agreement, his personal representative or designated survivor shall be entitled to receive all of the salary and benefits provided hereunder for the remaining term of this Agreement.

         10. Dental Expense. The Company will provide the Executive with an annual dental allowance in the amount of $4,500.00 or provide comparable coverage.

         11. Term. This Agreement shall commence on June 1, 1996 and shall terminate on May 31, 1999.

         12. Severance Pay. If the Executive does not continue in the employ of the Company after the termination of this Agreement, whether or not the Executive is offered continued employment by the Company, Company shall pay to the Executive, no later than July 1, 1999, the sum of one years annual wages. The Executive shall not be required to mitigate the amount of the payment provided for in this section by seeking other employment or otherwise; nor shall the amount of the payment be reduced by any compensation earned by the Executive as the result of employment by another employer after termination or otherwise.




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         13. Indemnification.  The  Company  shall  release,  indemnify and hold harmless the Executive against and from any and all loss, claims, actions or Suits, including costs and attorney's fees, both at trial and on appeal, resulting from, or arising out of or in any way connected with the Executive's acts as an employee of the Company.

         14.  Miscellaneous.

         (a) This Agreement shall be governed by and construed under the laws of the state of Utah, exclusive of choice of law rules. If any provision or provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

         (b) This Agreement may be amended or modified only by written consent of the Company and the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date written above.

Company:                                       COVOL TECHNOLOGIES, INC.
                                               a Delaware Corporation

                                               By: /s/ Mike Midgley
                                               Its: Chairman

Executive:                                        /s/ Brent M. Cook